Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON AMENDS CREDIT FACILITIES

Increases Domestic Borrowing Capacity and Improves Financial Flexibility

ARDEN HILLS, Minn. — April 15, 2016 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, announced today that it has amended its credit facilities with The PrivateBank.

Highlights of the amendment include:

•	Increasing IntriCon’s term loan to $6.0 million from its current balance of $4.0 million, amortized in quarterly principal installments of $250,000;
•	Increasing IntriCon’s revolving credit facility capacity to $9.0 million from its current capacity of $8.0 million;
•	Raising the inventory cap on the borrowing base from $3.5 million to $4.0 million. Under the revolving credit facility as amended, the availability of funds depends on a borrowing base composed of stated percentages of the Company’s eligible trade receivables and inventory, less a reserve; and
•	Amending the leverage ratio financial covenants, effective March 31, 2016.

Said Mark S. Gorder, president and chief executive officer, "The higher borrowing capacity of our amended credit facilities is an important step in advancing our future plans. As we look ahead, we are evaluating several options to enhance our infrastructure and secure channel partners in the emerging value hearing health, or VHH, channels. Further, continued core technology investments—including development of ultra-low-power wireless technology aimed to increase efficiencies and access through innovative VHH distribution channels and medical biotelemetry markets—are essential to our long-term success.

“We are pleased with the continued support of The PrivateBank. This amendment reinforces The PrivateBank’s partnership with IntriCon, commitment to our strategic plan and belief in our ability to execute our growth initiatives successfully. The revised lending structure enhances management’s ability to move quickly on VHH opportunities that arise and support related working capital growth requirements.”

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IntriCon Corporation

April 15, 2016

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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